                                                                   EXHIBIT 10.27

                                                                ----------------
                                                                REDACTED VERSION
                                                                ----------------


                    CLINICAL MANUFACTURE AND SUPPLY AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into on January 25, 2001 by and between ABC Laboratories, Inc., of Columbia, Missouri ("ABC") and NeoRx Corporation, of Seattle, Washington ("NeoRx"). The Agreement becomes effective on January 15, 2001 and supercedes the Clinical Manufacture and Supply Agreement between ABC and NeoRx dated September 1, 2000.

                                   WITNESSETH

      WHEREAS, ABC desires to manufacture (166)Ho-DOTMP at the radiopharmaceutical manufacturing facility located in rooms 111, 222, 232 and 232B at Missouri University Research Reactor ("MURR") in Columbia, Missouri (the "Facility"); and

      WHEREAS, NeoRx desires that ABC manufacture and supply to and on behalf of NeoRx, and ABC is willing to manufacture and supply, certain quantities of [*] ((166)Ho-DOTMP) (the "Product") for NeoRx's use in clinical trials, all in accordance with the terms and conditions set forth in this Agreement;

      [*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

      NOW THEREFORE, in consideration of the foregoing promises and agreements set forth herein, the parties agree as follows:

                                    AGREEMENT

I.    SCOPE OF WORK

      (A) Processing Responsibilities. ABC will (1) manufacture, analyze, package in dosage form, and inspect and label (collectively "Process") Product at the Facility in accordance with cGMP and the Product specifications set forth on Exhibit A (which is incorporated herein by this reference), unless NeoRx Quality Assurance approves (on a per batch basis) in writing any deviation in batch test result(s) from Product specifications; (2) maintain records regarding the Product in conformity with cGMP; and (3) supply the Product to NeoRx in such doses as NeoRx may order from ABC in accordance with this Agreement. NeoRx acknowledges that ABC can Process Product only as permitted by MURR Health Physics ("HP"). Furthermore, NeoRx acknowledges that in order to perform the process, ABC must [*].

      (B) QA/QC Release Testing. ABC will perform all QA/QC release testing on each batch of Product as required pursuant to cGMP and the Product specifications set forth on Exhibit A.

      (C) Procurement Responsibilities. ABC will procure, test, release, and maintain sufficient inventory of raw materials, manufacturing and QC components and reagents necessary to Process the Product in accordance with this Agreement, other than (1) DOTMP supplied by NeoRx and (2) (166)HoCl(3) supplied by MURR. If ABC is unable to procure certain raw materials, it may request NeoRx to provide assistance with the procurement of certain other raw materials.

      (D) Record Keeping and Access. ABC will make available to NeoRx and any applicable governmental agency all records relating to the Process and Facility as they relate to the Product.

      (E) Facility Access and Inspection. ABC will permit NeoRx and FDA inspectors to access and inspect the Facility (as permitted by MURR HP) to ensure that the Product is being Processed in accordance with cGMP and the Product specifications as set forth on Exhibit A.

      (F) Certificate of Analysis. ABC will provide to NeoRx a certificate of analysis in a form agreed to by the parties and in compliance with all applicable laws, for each batch of Product, provided a certificate of analysis for (166)HoCl(3) is provided to ABC by MURR prior to completion of the Process.

      (G) Waste Disposal. ABC shall be responsible for the treatment and/or disposal of all waste generated at ABC during the manufacturing process in accordance with established federal, state and local environmental and OSHA laws and regulations, and the maintenance of detailed and complete records related thereto.

      II.   PURCHASE ORDERS

      (A) Purchase Orders. NeoRx will deliver to ABC by the close of business on Monday of each week during the term of this Agreement, a written or electronic purchase order for batch Processing (and whether each batch is a [*] that NeoRx desires to purchase during the following calendar week. Each purchase order will also specify the delivery dates and the number of doses of Product that are to be shipped to each location. Each dose shall be shipped in such manner, and to such location, as directed by NeoRx and as permitted by MURR HP.

      (B) Contradictory Provisions. To the extent any purchase order, or related invoice, contains any provisions contrary to the terms of this Agreement, such contrary provisions shall have no force or effect and the terms of this Agreement shall control.

      III.  FEES

      (A) Project Initiation Fees. NeoRx agrees to pay ABC [*] as full compensation for services rendered and expenses incurred on behalf of NeoRx but beyond the scope of the Clinical Manufacture and Supply Agreement dated September 1, 2000. These fees are to be paid in [*] (the "Monthly Project Initiation Fees").

      (B) Full-Time Equivalent Fees. For the duration of the Agreement, NeoRx agrees to pay ABC [*] per month (the "Full-Time Equivalent Fees") for providing [*] to NeoRx in support of this Agreement and other projects as designated by NeoRx and agreed to by ABC. In the event of any necessary change [*], ABC shall immediately notify NeoRx, and the parties shall work together in good faith [*].

      (C) Process Fees. NeoRx and ABC acknowledge the developmental nature of the Process and that unanticipated procedures or additional Process revisions may be required. Accordingly, Process fees include a fixed per batch component for the Process, in accordance with normal protocol and batch record requirements as of the date of the Agreement, and a time and material component for variable costs and additional Process revisions.

            (1) Fixed Process Fees. For each batch Processed during the term of this Agreement, NeoRx shall pay ABC a fee of [*]. The price per batch includes the cost of [*] to manufacture the product.

            (2) Time and Material Process Fees. NeoRx shall reimburse ABC for [*]. The fees described in this Section III(C)(2) are collectively referred to as the "Process Time and Material Fees."

      (D) QA/QC Fees. Consistent with Process fees, the QA/QC fees include a fixed per batch component for normal Process QA/QC testing, in accordance with normal protocol and batch record requirements as of the date of this Agreement, and a time and material component for variable costs and additional QA/QC testing revisions.

            (1) Fixed QA/QC Fees. For each batch Processed during the term of this Agreement, NeoRx shall pay ABC a fee of [*]. The price per batch includes [*].

            (2) Time and Material QA/QC Fees. NeoRx shall reimburse ABC for [*]; provided, however the parties agree that ABC shall incur no costs under this Section III(C)(2) without NeoRx's prior written approval. The fees described in this Section III(C)(2) are collectively referred to as the "QA/QC Time and Material Fees."

      (E) Minimum Purchase Requirement. During the period from the effective date of the Agreement until December 31, 2002, NeoRx agrees to pay, at a minimum, [*].

IV.   BILLING AND PAYMENT TERMS

      ABC shall invoice NeoRx periodically, but at least monthly, for fees earned and defined in Section III. NeoRx shall pay such invoices within thirty
(30) days of its receipt. All invoices that remain unpaid after sixty (60) days of NeoRx's receipt thereof shall accrue interest at the rate of 1.5% per month. ABC shall reference the applicable purchase orders on all invoices. If NeoRx disagrees for any reason with an amount of an invoice, NeoRx shall notify ABC in writing of such a disagreement within ten (10) business days of receipt of such invoice, and the parties shall promptly endeavor to resolve the dispute in good faith.

V.    SHIPPING TERMS

      NeoRx will be responsible for the shipment of the Product and liable for any losses resulting from such shipment. NeoRx, in consultation with ABC, shall arrange for the shipment of the Product from the Facility to NeoRx, or such other location(s) as determined by NeoRx. NeoRx shall be responsible for the payment of all shipping charges (including, without limitation, freight, handling, insurance and all other transportation-related items associated with such shipments).

VI.   TERM AND TERMINATION

      This Agreement will continue through [*]; provided, however, that either party may terminate this agreement after [*], upon 180 days prior written notice (such notice cannot be given prior to [*]); and provided, however, that either party may terminate this Agreement if the other party breaches any of its obligations hereunder and does not cure such breach within ten (10) days of written notice or, if such breach is of a nature which, using its best efforts, the breaching party cannot cure within ten (10) days, if the breaching party fails to cure such breach within thirty (30) days after the expiration of the cure period. Notwithstanding any provision in this Agreement to the contrary, ABC shall continue to Process the Product and deliver the Product in response to any Purchase Order, through the date of termination, unless such Process and delivery requirements are waived in writing by NeoRx.

      Upon termination by NeoRx (unless as a result of breach which is not cured by ABC) or breach which is not cured by NeoRx or expiration of this Agreement, ownership of all equipment and instrumentation used in the Process and QA/QC testing and maintained at the Facility will be transferred from NeoRx to ABC; provided, however, that ABC will keep the Facility intact through [*] to permit NeoRx and FDA inspectors to access and inspect the Facility and Process to ensure that the Product was manufactured and released in accordance with cGMP and the Product specifications as set forth on Exhibit A; [*].

VII.    MISCELLANEOUS

      (A) Each party may receive information from the other party that the receiving party should reasonably believe is confidential. Each party will hold the other party's confidential information in confidence, including the terms of this Agreement, and will disclose such information to persons on a need to know basis only.

      (B) This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings, and may not be modified, nor any term waived, except by the unanimous written consent of the parties.

      (C) The parties are acting as independent contractors and independent employers. Nothing herein shall be construed as creating a partnership, joint employer or agency relationship between the parties and no party shall have authority to bind the other in any respect.

      (D) In the event any provision of this Agreement is held unenforceable under applicable law, the remainder of the Agreement shall remain valid.

      (E) No patent, trademark, logo, copyright or other intellectual property rights are conveyed by this Agreement, and neither party shall have the right to use the other parties intellectual property for any purpose whatsoever without prior written consent.

      (F) NeoRx assumes responsibility for payment or settlement of all charges from [*]. NeoRx agrees to indemnify and hold ABC harmless with respect to the resolution of any [*].

      (G) During the Term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party.

      (H) ABC will be excused from performing the Process if its performance is delayed or prevented by any cause beyond ABC's reasonable control including, but not limited to, acts of God, fire, explosion, earthquake, disease, weather, war, sabotage, government action, or accidents. Performance shall be excused only to the extent of and during the reasonable continuance of such cause. If such cause results in loss or damage to the materials used in the Process, NeoRx will hold ABC harmless for any such loss or damage. ABC will immediately notify client if, because of any of the causes referred herein, ABC is unable to complete a Process. If any part of the Process is rendered invalid because of such cause, ABC will, on written request from NeoRx, repeat the Process at the cost of NeoRx. Performance shall also be excused if the FDA (or other governmental agency with authority), Missouri Department of Health or other regulatory agency orders ABC to cease Processing the Product or orders NeoRx to permanently cease developing or utilizing the Product.

      (I) NeoRx will be excused from performance under this Agreement if such performance is delayed or prevented by any cause beyond NeoRx's reasonable control including, but not limited to, acts of God, fire, explosion, earthquake, disease, weather, war, sabotage, government action, or accidents. Performance shall be excused only to the extent of and during the reasonable continuance of such cause. Performance shall also be excused if the FDA (or other governmental agency with authority), Missouri Department of Health or other regulatory agency orders ABC to cease Processing the Product or orders NeoRx to permanently cease developing or utilizing the Product.

      (J) ABC will not be liable to NeoRx for any loss or expense resulting from any claim arising out of NeoRx's sale, use or marketing of the Product. In no event will ABC be liable for any lost profits or other indirect or consequential loss or damage incurred by NeoRx.

      (K) Each Party shall defend, indemnify, and hold harmless the other Party, its officers, agents, employees and Affiliates (collectively, the "Indemnified Party") from any third party loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys' fees) arising out of the Indemnifying Party's (a) breach, violation or non fulfillment of any of its covenant, agreements, representations or warranties under this Agreement,
(b) handling, possession, or use of the Product, (c) negligence or willful misconduct, or (d) breach of any third party's trade secret right, except to the extent that such loss, claim, action, damage, expense or liability is based on, arises out of, or is due to the negligence or willful misconduct of, or breach of this Agreement by the Indemnified Party.

VIII. INSURANCE

      (A) Product Liability Insurance. NeoRx shall obtain and maintain in effect, with financially sound and reputable insurers, carrying no less than a Best Rating of A V., Clinical Trial Products Liability insurance or indemnity policies in a form acceptable to both parties which name ABC as an additional insured, with respect to the manufacture, sale and use of commercial products produced by NeoRx that contain Products. Such insurance policies shall be in an amount not less than [*] per occurrence and in the aggregate.

      (B) Manufacturer's Insurance. ABC shall obtain and maintain in effect in a form acceptable to both parties, with financially sound and reputable insurers carrying no less than a Best Rating of A V., insurance or indemnity policies as described in section VIII(D) with a minimum aggregate coverage of not less than [*] per occurrence and in the aggregate, naming NeoRx as an additional insured, with respect to the Processing of the Products according to the Requirements.

      (C) Evidence of Insurance. Each party shall supply to the other copies of certificates of insurance giving evidence of procurement of the insurance in the amounts specified in this Article VIII (including the naming of the other party as an additional insured, where required).

      (D) Type of Insurance. ABC will carry the following types of insurance - Commercial, General Liability, Products Liability, and property insurance with "all risk" coverage on a replacement cost and agreed amount basis, including coverage for business interruption, contingent business interruption, extra expense covering lost profits and continuing payroll and endorsed to include coverage for the extended period of indemnity in a form acceptable to both parties. Both parties also acknowledge that ABC is actively pursuing the establishment of pollution/radioactive contamination liability insurance and will have obtained such coverage on or about March 1, 2001.

      IN WITNESS WHEREOF, each party has caused this Agreement to be executed by a duly authorized representative, effective on this date first set forth above.

NEORX CORPORATION                         ABC LABORATORIES, INC.

By:___________________________________    By:__________________________________

Name:_________________________________    Name:________________________________

Title:________________________________    Title:_______________________________

                                    EXHIBIT A
                               ITEM SPECIFICATIONS

                                       [*]